Exhibit 2.01
ASSET PURCHASE AGREEMENT <?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

       BETWEEN

       OMGI SUB, LLC

                            A Florida LIMITED LIABILITY COMPANY, AS BUYER

                                                                        AND

                   ORION MARINE GROUP, INC., A <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />DELAWARE COPORATION

and

SUBAQUEOUS  SERVICES, INC.

               A  Florida CORPORATION, AS SELLER

                                                                        AND

                                                              LANCE YOUNG,

         sole Shareholder OF SELLER

               february 29, 2008

7.5       Matters Involving Third Parties………………………………………….17

            8.12     Access and Reasonable Support…………………………………………22

            9.7       WARN Act………………………………………………………………23

ARTICLE 11          PERFORMANCE AND PAYMENT BONDS; INSURANCE…….24

11.1          Assignment or Transfer………………………………………………….24

11.2          Bond Indemnity Obligations…………………………………………….24

            12.16   Joint and Several Liability……………………………………………….28

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex I – Definitions

EXHIBITS

Exhibit A –   Form of Assignment and Assumption Agreement

Exhibit B –   Form of Bill of Sale

Exhibit C –   Form of Consulting Agreement with Lance Young

Exhibit D – Form of Comfort Letter From Project Owners

Exhibit E – Form of Trademarks and Copyrights Assignment

Exhibit F – Allocation of Purchase Price

SCHEDULES

Schedule 3.2.4              Current Retainage Amounts—Transferred Projects

Schedule 4.1                 Jurisdictions

Schedule 4.3                 Conflicts, Required Consents

Schedule 4.4                 Governmental Consents

Schedule 4.5                 Stock Ownership

Schedule 4.6                 Financial Statements

Schedule 4.7(a)             Indebtedness

Schedule 4.7(b)             Undisclosed Liabilities

Schedule 4.8                 Inventory Matters

Schedule 4.9                 Recent Events

Schedule 4.10.1            Real Property

Schedule 4.10.2            Lease Agreements

Schedule 4.11               Personal  Property, Leases

Schedule 4.12               Legal Compliance

Schedule 4.13               Affiliate Agreements

Schedule 4.14               Agreements, Encumbrances

Schedule 4.14-1            Assumed Contracts

Schedule 4.15              Intellectual Property

Schedule 4.16              Employee Benefit Plans

Schedule 4.17               Labor Relations

Schedule 4.18               Litigation

Schedule 4.19               Environmental Matters

Schedule 4.20               Tax Deficiencies

Schedule 4.23               Sufficiency of Assets Exceptions

Schedule 5.5                 Governmental Consents

Schedule 8.11.1            Activities Scope

Schedule A                    Excluded Assets

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated February 29, 2008 (the “Closing Date”), is by and between OMGI Sub, LLC, a Florida limited liability company (“Buyer”), and Orion Marine Group, Inc., a Delaware corporation and parent company of Buyer (“OMGI”), on the one hand, and Subaqueous Services, Inc., a Florida corporation (“Seller”), and Lance Young, individually and as the sole holder of stock of Seller (“Shareholder”), on the other hand. Buyer, OMGI, Seller and the Shareholder are sometimes referred to individually herein as a “Party” and collectively herein as the “Parties.”

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, and Buyer desires to buy, the Assets; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Shareholder desires for Seller to sell the Assets to Buyer; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each of the Shareholder and OMGI is willing to make the representations and warranties and to enter into the covenants and agreements set forth herein with respect to the purchase and sale of the Assets;

NOW, THEREFORE, in consideration of the representations, warranties,   covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
definitions

Capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings ascribed to them in Annex I , which is attached to and incorporated in this Agreement.

ARTICLE 2
CLOSING

The closing of the transactions provided for herein (the “Closing”) is taking place at 12:00 noon Central Standard Time on the Closing Date.

ARTICLE 3
THE TRANSACTION

3.1              Assets.   On the terms and subject to the conditions set forth in this Agreement, Seller is selling, transferring, conveying, assigning and delivering to Buyer, and Buyer is purchasing from Seller, free and clear of any and all Claims, Encumbrances, Indebtedness, Taxes, Working Capital Liabilities, restrictions and limitations (except for the Assumed Liabilities), all of the Assets.

3.2              Purchase Price .

3.2.1        Purchase Price . In consideration for the transfer of Assets to Buyer as described in Section 3.1 above and otherwise as provided in and subject to the terms and conditions of this Agreement, and in consideration for the other agreements and obligations of Seller and of Shareholder set forth or described herein, the total purchase price is $35,000,000, subject to the provisions, terms and conditions of and adjustments set forth in this Agreement (“Purchase Price”).

3.2.2    Purchase Price Adjustment . The following terms as referenced in this subsection shall have the meanings assigned to them below:

A. “Billings in Excess of Costs and Estimated Earnings” means the current liability as of the Closing Date, as properly recorded on Seller’s balance sheet in accordance with GAAP, representing the amount, in the aggregate, invoiced to customers but not yet earned, as determined in accordance with GAAP.

B. “Costs and Estimated Earnings in Excess of Billings” means the current asset as of the Closing Date, as properly recorded on Seller’s balance sheet in accordance with GAAP, representing the amount, in the aggregate, earned on contracts but not yet invoiced to customers, as determined in accordance with GAAP.

The amounts in items A. and B. above shall, subject to the provisions below, be determined using Seller’s estimating and costing methods (which shall be consistent with and in accordance with GAAP) and shall be determined without consideration  or regard for any operations, events, acts, circumstances or matters which occur after the Closing Date.

On the Closing Date, the Purchase Price shall be adjusted by an amount to reflect the difference between items A. and B. above as of the Closing Date (“Purchase Price Adjustment”). Seller shall have completed the preparation of its financial statements (which shall have been prepared in accordance with GAAP) for the period ending on and as of the Closing Date and shall have provided such financial statements and reasonable supporting documents to Buyer prior to the Closing Date. During such preparation period, Seller shall have consulted with Buyer periodically regarding its progress and results, and Buyer, at its request, shall have been entitled from time to time to observe and review Seller’s preparation of such financial statements and supporting documentation. After such financial statements and documents shall have been provided to Buyer, Buyer and Seller shall have consulted and exercised all reasonable efforts to agree upon the actual difference between items A. and B. above. If Seller and Buyer have been unable to agree, such matter shall have been or shall be referred for determination to an independent outside accounting firm acceptable to Seller and Buyer for resolution.

After agreement to or determination of such amount, the Purchase Price shall have been or shall be adjusted (i) downward by any amount by which item A. above exceeds item B above; (ii) upward by any amount by which item B. above exceeds item A. above; or (iii) not at all, in the event the amounts of items A. and B above are equivalent. In the case of (i), the amount of the adjustment shall be paid by subtracting such amount from the Purchase Price at Closing. In the case of (ii), the amount of the adjustment shall be paid by adding such amount to the Purchase Price at Closing. In the case of (iii), no adjustment to the Purchase Price shall be made.

3.2.3.       Payment of Purchase Price . The Purchase Price shall be payable to Seller as follows (collectively, the “Closing Payment”):

(a)                At Closing, but subject to the provisions, terms and conditions of this Agreement, including Section 3.2.2 above, a payment in immediately available funds of $35,000,000 (the “Closing Payment”).

(b)               The Purchase Price Adjustment, if any, shall be payable at Closing as provided in 3.2.2 above.

(c)        As respectively provided in Sections 3.2.4 and 3.2.5 below.

3.2.4    Retainage—Transferred Projects . Seller and Shareholder represent, warrant and covenant that Schedule 3.2.4 hereto sets forth, as of the Closing Date, on a project by project basis, amounts of retainage currently (as of the Closing Date) (i) withheld by project owners with respect to all projects the subject of any Assumed Contract (collectively, “Transferred Projects”), which amounts are, subject only to time of release restrictions in the corresponding Assumed Contract, validly and fully due and owing to Seller; and (ii) withheld by SSI from subcontractors, suppliers or other third parties with respect to Transferred Projects, which amounts are likewise, subject only to time of release restrictions in the corresponding subcontracts or other contractual arrangements, validly and fully due and owing to such subcontractors, suppliers or other third parties. Individual retainage amounts described in ‘(i)” above, net of (subtracting) corresponding individual retainage amounts described in “(ii)” above, are hereinafter referred to in this subsection as “Net Retainage Amounts.” To the extent that any such individual Net Retainage Amounts with respect to individual Transferred Projects (other than any and all retainage amounts with respect to the Goodby’s Creek project/corresponding Assumed Contract, which are  transferred hereby in their entirety by Seller to Buyer as an Asset) have not been previously collected by or paid or transferred to Seller, Buyer shall pay to Seller those individual Net Retainage Amounts under specific Assumed Contracts at Closing, but only with respect to those Transferred Projects/Assumed Contracts for which Buyer has received from Seller a Comfort Letter in the form of Exhibit D hereto with no qualifications or exceptions to the statements therein and with no negative indications as to project status, executed and delivered by such project owner (“Comfort Letter”), and only after receipt of such Comfort Letter. Any such payment by Buyer to Seller of such Net Retainage Amounts shall, with respect to any specific Transferred Project Net Retainage Amount, be due promptly after Buyer’s receipt of such corresponding Comfort Letter. The Parties acknowledge and agree that with respect to any Net Retainage Amount held at Closing pursuant to any Assumed Contract with respect to which Buyer has not received such corresponding Comfort Letter, Buyer shall have no obligation to pay to Seller any amount of any such retainage, until and only if and after Buyer has received any such corresponding Comfort Letter.

3.2.5.   Support Payment . In exchange for the access to facilities and personnel and support services described in Section 8.12 below, Buyer shall pay to Seller on the Closing Date an additional amount of $60,000.

3.3              Assumed Liabilities .  On and as of the Closing Date, subject to the terms and conditions of this Agreement, and in consideration for the sale and transfer of the Assets, Buyer is assuming only the Assumed Liabilities.

3.4              Excluded Liabilities .  The Parties hereby acknowledge and agree that Seller is retaining the Excluded Liabilities, and Seller shall have the sole responsibility, obligation and liability to pay, discharge and perform all Excluded Liabilities. SELLER AND SHAREHOLDER EXPRESSLY ACKNOWLEDGE AND AGREE THAT OTHER THAN THE ASSUMED LIABILITIES BUYER SHALL HAVE NO LIABILITY OR RESPONSIBILITY TO DISCHARGE, PAY, SUFFER, OR INCUR ANY OBLIGATION, INDEBTEDNESS, LOSS, CLAIM OR LIABILITY OF THE SELLER OR RELATED TO THE BUSINESS. The Parties further acknowledge and agree that nothing in this Agreement or otherwise is intended to, nor should it be deemed or construed to, imply that Buyer is assuming or is accepting responsibility for any liability of any nature whatsoever, with the sole exception of the Assumed Liabilities. Without limiting the generality of the foregoing, Seller and Shareholder acknowledge and agree that Seller and/or Shareholder retain sole responsibility and  liability to pay and discharge, and that Seller and/or Shareholder shall pay and discharge when due all (i) Indebtedness of the Seller or related to the Business; (ii) all Working Capital Liabilities (including, without limitation, accounts payable) of the Seller or related to the Business; (iii) all Taxes of the Seller or related to the Business; and (iv) all insurance premiums of Seller or related to the Business that  are necessary to maintain coverage under all of Seller’s insurance policies for the period up to and including the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
of seller AND THE SHAREHOLDER

As a material inducement to Buyer and OMGI to enter into this Agreement and to consummate the transactions contemplated hereby, each of Seller and Shareholder jointly and severally represents and warrants, to the best of their respective Knowledge (and all of the following representations and warranties are qualified accordingly), the following to Buyer and to OMGI:

4.1              Organization, Qualification and Corporate Power . Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Seller has full corporate power and authority to carry on its businesses and to own and use the properties and assets owned and used by it.  Schedule 4.1 hereto includes a list of all jurisdictions in which Seller conducts business or owns properties or assets.

4.2              Authorization of Transaction .  Seller has full corporate power and authority and the Shareholder has full right and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and there under. Without limiting the generality- of the foregoing, the board of directors and Shareholder of Seller have duly authorized and approved the execution, delivery and performance of this Agreement and the other agreements contemplated herein to which it is a party, and the transactions contemplated herein and therein. This Agreement and the other agreements contemplated hereby to which Seller or Shareholder is a party constitute the valid and legally binding obligations of Seller and Shareholder, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity.

4.3              Non-contravention .  Except as disclosed on Schedule 4.3 , neither the execution, the delivery nor the performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, (i) the articles of incorporation, bylaws, or other organic documents of Seller, (ii) any contract, lease, sublease, license, sublicense, franchise, Permit, Environmental Permit, indenture, agreement, instrument of Indebtedness, Encumbrance, or other arrangement by which Seller (or any of its properties or assets) or Shareholder is bound or affected, or (iii) any law, statute, Environmental Law, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which Seller or any of its assets or properties, or Shareholder, is subject.

4.4              Governmental Consent .  Except as set forth on Schedule 4.4 , neither Seller nor Shareholder is required to make any declaration to or registration or filing with any Person, or to obtain any Permit, in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby. Without limiting the generality of the foregoing, neither Seller nor Buyer has any obligations or responsibilities under or pursuant to the federal Workers Adjustment, Retraining, and Notification Act, or any state counterpart thereof (the “WARN Act”).

4.5              Stock Ownership; Other Interests .  Set forth on Schedule 4.5 is a true, correct and complete list of all classes of capital stock of Seller, including common and preferred and voting and non-voting, and the number of shares in each class and the number of shares of each class owned by the Shareholder.  All of the issued and outstanding shares of stock of Seller have been duly authorized, are validly issued, fully paid and non-assessable, and are owned, beneficially and of record, by the Shareholder as shown on Schedule 4.5 free and clear of any Encumbrances.  Seller does not, directly or indirectly, beneficially or of record, own or have any right to acquire an equity interest in any Person.  Except as set forth on Schedule 4.5 , Seller has not issued any debt securities.

4.6              Financial Statements .  Seller has furnished Buyer with the following financial statements of Seller, which are or shall be attached hereto as Schedule 4.6 (collectively, the “ Financial Statements ”):

(i)                  the unaudited (and the extent available, audited) balance sheets of Seller as of December 31, 2007 (the “Latest Balance Sheet”), and for each interim quarterly period, and related statements of income, cash flows and changes in shareholder equity for the periods then ended, including all supporting documentation, together with the same or acceptable substitutes for the period January 1, 2008 to the Closing Date;

(ii)                the audited balance sheets of Seller as of December 31, 2004, 2005, and 2006, and the related statements of income, cash flows and changes in shareholder’s equity for the periods then ended;

(iii)               the financial statements and supporting documentation referenced in Section 3.2.2 above; and

(iv)              the financial statements and supporting documentation referenced in Section 4.9 below.

The Financial Statements (including in all cases any notes thereto) fairly present the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, subject in the case of interim and unaudited financial statements, to normal year-end adjustments (none of which are material).  The Financial Statements are accurate and complete in all material respects and are consistent with the information in Seller’s books and records (which, in turn, are accurate and complete in all material respects).

Since the date of the Latest Balance Sheet and since the date that Seller’s last audited financial statements were issued, no event, condition or circumstance has occurred, arisen or existed that requires or required, as the case may be, Seller to (i) eliminate profits previously recognized for accounting purposes by Seller or (ii) adjust downward the future profits to be recognized for accounting purposes by Seller, with respect to any fixed-priced, lump sum  or guaranteed fixed price contract, or any other contract which has a fixed revenue component (including but not limited to management fees or bonus or penalty clauses), in either case in order to comply with GAAP (including the percentage of completion method of accounting) and involving an amount exceeding $25,000 in the aggregate.

4.7              Indebtedness, Working Capital Liabilities; Undisclosed Liabilities .  Set forth on Schedule 4.7(a) is a list of (a) all Indebtedness and Working Capital Liabilities (including, without limitation, the payee, the principal balance and all accrued interest, prepayment penalties or other obligations required to be paid to extinguish such Indebtedness and Working Capital Liabilities on the Closing Date) of Seller or related to the Assets or Business, and which are outstanding as of the Closing Date, and (b) all Encumbrances related to such Indebtedness or to any of the Assets, all of which have been discharged and released as of the Closing Date. Seller has no other material liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for liabilities and obligations set forth in Schedule 4.7(b) or in the Latest Balance Sheet. All Indebtedness, Working Liabilities, and Taxes of the Seller or related to the Business have been paid as of the Closing Date, or, if not due then, shall be paid by Seller when due.

4.8              Inventory . The amounts shown for inventories on the Financial Statements were determined in accordance with the valuation principles set forth on Schedule 4.8 and in accordance with GAAP.  Except as set forth on Schedule 4.8, the value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down to net realizable value on the Latest Balance Sheet or adequate reserves have been provided therefor, and the inventories are carried on the Latest Balance Sheet at the lower of cost or market value. Except as expressly set forth herein, all inventory included in the Assets is being transferred by Seller to Buyer on an “AS IS WHERE IS BASIS,” with all faults and defects whatsoever. Other than the representations and warranties made by Seller and Shareholder herein, neither makes any other representations or warranties as to condition, value or otherwise of inventory and hereby disclaims all other representations and warranties with respect thereto, whether express or implied, and specifically disclaims THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTUCULAR PURPOSE.

4.9              Recent Events .  Excepts as set forth on Schedule 4.9 , since December 31, 2007, (i) there has not been any Material Adverse Change; (ii) Seller has not sold, leased, transferred, assigned or otherwise Encumbered any of the Assets; (iii) no Person has accelerated, terminated, modified, or canceled any Indebtedness, contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $50,000 to which Seller is a party or by which Seller or the Assets is bound, (iv) Seller  has not canceled, compromised, waived, or released any Claim (or series of related Claims) either involving more than $50,000 or outside the Ordinary Course of Business; (v) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its properties or assets (other than ordinary wear and tear not caused by neglect); (vi) Seller has not entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any officer, director, shareholder or other insider or affiliate of Seller, other than salaries and employee benefits and other transactions in the Ordinary Course of Business and consistent with past practice; (vii) Seller has not entered into any other material transaction (exceeding $50,000) outside the Ordinary Course of Business; (viii) Seller has maintained its cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, establishment of reserves and adjustments related to all other working capital assets, accrual of accounts receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits, in each case in accordance with applicable GAAP and consistent with the Ordinary Course of Business; (ix) Seller has not reduced or increased accounts receivable or accounts payable, or allowed accounts receivable or accounts payable to be reduced or increased, below or above levels consistent with the Ordinary Course of Business; (x) Seller has not reduced inventory or work-in-process levels, or allowed inventory or work-in-process levels to be reduced, below levels consistent with the Ordinary Course of Business, (xi) Seller has maintained, repaired and replaced their respective assets consistent with Ordinary Course of Business operations; (xii) Seller has not made any loans or advances to any Person except petty cash advances in the Ordinary Course of Business not exceeding $5,000 in the aggregate; (xiii) Seller has not incurred any other liability or obligation or made payments in respect of any liability or obligations, except in the Ordinary Course of Business and; (xiv) Seller has not entered into a binding commitment to do any of the foregoing.

4.10          Real Property .

4.10.1                            Seller owns no real property. Schedule 4.10.1 sets forth a complete and correct list of all real property leased by Seller (the "Real Property").  The Real Property is the only real property used by Seller in the current operation of the Business. Seller has not received any notice from any utility company or municipality of any fact or condition that could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, telephone or other utilities (or capacity allocations related thereto) or services for the Real Property or Transferred Projects sites. The Real Property and Transferred Projects sites have access to sufficient quantities of water, sewer, electric, telephone, and other utilities required to conduct the Business as presently conducted by Seller.

4.10.2                            True, correct and complete copies of the Hill Street Lease and the Orange Avenue Lease (which are the only leases to which Seller is a party) are attached hereto as Schedule 4.10.2 (the “Lease Agreements”).  The Lease Agreements are in full force and effect and enforceable in accordance with their respective terms and Seller is in full compliance with all Lease Agreement terms and conditions. There is no threatened or pending Claim (or basis therefor) that any party to the Lease Agreements is in default or otherwise not in compliance with the Lease Agreements. There is no basis to terminate, suspend or modify the Lease Agreements or any rights or privileges set forth in the Lease Agreements. Seller and Shareholder shall provide access to premises and related facilities as provided in Section 8.12 below. Seller and Shareholder shall cooperate with Buyer and exercise reasonable efforts to assist Buyer in entry into a new lease for the Jacksonville Yard.

4.11  Tangible Personal Property .  Schedule 4.11 contains a list of all material personal property that is either owned or leased by Seller or used or useful in the Business, including, without limitation, any and all equipment, vessels, machinery, and all appurtenances, spare parts, and other related tangible personal property. Seller has good and marketable title to all owned personal property constituting Assets subject to no Encumbrances, Working Capital Liabilities, Taxes, or Indebtedness, and Seller is conveying to Buyer at Closing, good and marketable title to the Assets, in each case free and clear of all Encumbrances, Working Capital Liabilities, Taxes, and Indebtedness.  All leases under which Seller leases any of the personal property, which are set forth on Schedule 4.11, are in full force and effect and binding upon the parties thereto. None of the parties to such leases is in breach of any of the provisions thereof (nor is there a basis therefor).  All personal property leases in effect with respect to the Business are included in the Assets and are, and upon consummation of the transactions contemplated hereby, will be validly assigned and transferred to Buyer and will continue to be, in full force and effect and constitute and will constitute valid and legally binding agreements. Any required consents or notifications for assignment thereof are set forth on Schedule 4.11 .  The Assets are all either owned by or validly leased to Seller and to no other entity or Person, and at the Closing Date are free and clear of any and all Encumbrances, Indebtedness, Taxes, Working Capital Liabilities, and Claims. Except as expressly set forth herein, all tangible personal property included in the Assets is being transferred by Seller to Buyer on an “AS IS WHERE IS BASIS,” with all faults and defects whatsoever. Other than the representations and warranties made by Seller and Shareholder herein, neither makes any other representations or warranties as to condition, value or otherwise of tangible personal property and hereby disclaims all other representations and warranties with respect thereto, whether express or implied, and specifically disclaims THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTUCULAR PURPOSE.

4.12     Compliance with Laws .  Except as set forth on Schedule 4.12 , (i) Seller is in compliance in all material respects and has operated the Business in compliance in all material respects with all applicable federal, state, municipal, county, local and foreign laws, statutes, ordinances, regulations, rules, policies, orders, judgments, injunctions, awards, Permits and decrees applicable to the Business or the ownership, lease or operation of any of the Assets, (ii) neither Seller nor the Shareholder is aware of any basis of alleged or potential non-compliance with any such laws, etc. or Permits related to the Business or ownership, lease or operation of the Assets, and (iii) all Permits are in full force and effect and no proceeding is pending or threatened to revoke, limit or modify any such Permit.  Any such Permits are separately listed on Schedule 4.1 2.

4.13          Affiliate Agreements .  Except as set forth on Schedule 4.13 , there are no written or oral contracts, agreements, arrangements or understandings between any shareholder and Seller, or between any affiliate of any shareholder and Seller.

4.14          Agreements, Encumbrances .  Set forth on Schedule 4.14 is a list of all contracts, agreements, and similar arrangements, whether written or oral, to which Seller is a party including, without limitation, each (i) contract, purchase order, agreement and similar arrangement for or with respect to (and all other rights and interests with respect to) any and all jobs or projects in process or awarded as of the Closing Date, and  all outstanding offers, bids and solicitations made by or to Seller (including all “low bidder” and quotation rights), and other similar arrangements; (ii) employment agreement or similar arrangement between Seller and any current or former employee; (iii) mortgage, indenture, note,  installment obligation, or other instrument for or relating to any Indebtedness or borrowing of money, (iv) guaranty of any obligation for borrowings or other Indebtedness, or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the Ordinary Course of Business in connection with the deposit of items for collection, and express product and statutory warranties, (v) agreement or arrangement for the sale or lease of any of the Assets, (vi) agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other assets, (vii) contract pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies, (vii) joint venture, partnership, partnering, materials supply, representation, broker, sales agency, or advertising contract, agreement or arrangement, excepting any such contract that is terminable at will, or by giving notice of 30 days or less, without liability, (vii) lease or other agreement for the use of personal property other than in the Ordinary Course of Business, (viii) agreement imposing non-competition or exclusive dealing obligations on Seller, (ix) contract for the future purchase of materials, supplies, services, merchandise, or equipment parts, except contracts made in the usual, regular, and Ordinary Course of Business, and (x) contract or other agreement for the sale or provision of goods or services or otherwise related to Assets or the Business as currently conducted.  Except as set forth in Schedule 4.14 , neither Seller nor any other party thereto is in default under any of the contracts, agreements or similar arrangements nor has any event occurred (nor does any condition exist) which upon notice or the passage of time would result in any such default, and all such contracts, agreements or similar arrangements are in full force and effect and are enforceable in accordance with their respective terms. Schedule 4.14-1, Assumed Contracts , sets forth the contracts, agreements, etc. that are being assumed by Buyer pursuant to the terms of this Agreement; and Schedule 4.14-1 sets forth all contracts, purchase orders, agreements and similar arrangements for (and all other rights and interests with respect to) any and all jobs or projects in process or awarded as of the Closing Date, and  all outstanding bids, offers and solicitations made by or to Seller (including, without limitation, all “low bidder” and quotation rights), and other similar arrangements. Any required consents or notification for the assignment of the Assumed Contracts are set forth separately on Schedule 4.14-1 .  Seller has made available to Buyer a copy of each contract, agreement or similar arrangement listed on Schedule 4.14-1 or other written description of the obligations related thereto, and all amendments thereto. Only those items listed in Schedule 4.14-1 are being assumed by Buyer (subject to the terms and conditions of this Agreement); Seller retains sole responsibility and liability with respect to all other items listed or described on Schedule 4.14 , and all related Claims and Losses. Subject to Sections 3.3, 3.4, 7.1, 7.3, and 8.4 of this Agreement, Buyer and OMGI shall be responsible for completing the balance of the scope of work under Assumed Contracts for Transferred Projects.

4.15          Intellectual Property .  Set forth on Schedule 4.15 is (i) a list of the Intellectual Property owned by Seller or used by Seller in the Business, (ii) a complete description of every license, fee, royalty and other amount payable by Seller in connection with the use of any Intellectual Property, and (iii) a description of the terms and conditions on which and periods for which such amounts are payable. Except as set forth in Schedule 4.15 , Seller either owns or has the right to use by license, sublicense, agreement, or permission all of the Intellectual Property, and all rights granted or retained in licenses under any Intellectual Property which is used in connection with the conduct of the Business as presently conducted.  Except as set forth on Schedule 4.15 , there is no basis for, and none of the Intellectual Property which is used in connection with the conduct of the Business is, or has been in the past five (5) years involved in, or the subject of, any pending or threatened infringement, interference, opposition or similar Claim or has otherwise been challenged in any way.  Neither Seller nor the Shareholder is aware that any of the Intellectual Property infringes any intellectual property owned or used by a third party.  Except as set forth on Schedule 4.15 , the Intellectual Property will afford Buyer the right to use all technology, know-how, technical and other information, data and other Intellectual Property, whether patentable or unpatentable, and whether owned by Seller, or any other Person, necessary for the conduct of the Business in the Ordinary Course of Business. Buyer shall have exclusive ownership of and rights with respect to the names “Subaqueous Services, Inc.,” “Subaqueous,” “Subaqueous Services,” “SSI” and any and all derivations thereof, the stylized “S,” and all other trade names, trademarks, trade dress and other Intellectual Property related to the Assets or the Business.

4.16          Employee Benefits .

4.16.1    Employee Benefit Plans .  Schedule 4.16 lists all Employee Benefit Plans that Seller maintains or to which Seller contributes for the benefit of Seller’s Employees (as defined in Section 9.1), and copies of such Employee Benefit Plans have been made available to Buyer..

4.16.2    Multi-Employer Plans .  Neither Seller nor any member of its Controlled Group currently or in the six (6) years prior to the Closing Date sponsored, maintained or contributed to a Multi-Employer Plan.

4.16.3    Compliance .  With respect to each Employee Benefit Plan (i) if intended to under Section 401(a) of the Code, such Employee Benefit Plan so qualifies and its related trust is exempt from taxation under Code Section 501(a); (ii) such Employee Benefit Plans have been administered in all material respects in accordance with their terms and applicable law; (iii) there are no pending or threatened Claims with respect to any such Employee Benefit Plan, other than ordinary course requests for the payment or provision of benefits; and (iv) there are no liabilities, breaches, violations, defaults or other Claims or Losses (including, without limitation, in respect of Taxes, but other than ordinary course requests for the payment or provision of benefits) (collectively, “Employee Benefits Liabilities”) under, threatened, pending, or with respect to any such Employee Benefit Plan sponsored or maintained by Seller or by any other organization which is or is a member of a Controlled Group of which Seller is also member; and (v) without limiting “(iv)” immediately above, there are no such Employee Benefits Liabilities which would or could subject the Assets or Buyer to any Claims or Losses.

4.17          Labor, Employee Relations .  Except as set forth on Schedule 4.17 , Seller is not a party to any collective bargaining agreement, there are no controversies or Claims pending or threatened between Seller and any of its current or former employees or any labor or other collective bargaining unit representing any current or former employee of Seller that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have an adverse effect on Buyer.  There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller.

4.18          Litigation .  Except as set forth in Schedule 4.18 , there are no Claims pending or threatened against Seller or the Shareholder affecting the Assets or the operation of the Business at law, in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or private mediator or arbitrator. Seller is not in default with respect to any order, writ, injunction, or decree of any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or with respect to any settlement or consent agreement.

4.19          Environmental Matters .  Except as set forth on Schedule 4.19 , (i) Seller has been in all material respects and is in compliance with all Environmental Laws and Environmental Permits related to the ownership, use, maintenance or operation of the Assets or otherwise related to the conduct of the Business, (ii) no Environmental Claims are pending or threatened with respect to the Assets or the Business, (iii) no Environmental Claims have been made with respect to the Assets or the Business in the last five (5) years, (iv) no Hazardous Materials have been released to the environment by the Seller or on or under any Asset, or other property or premises that Seller leases or has leased or at which Seller has performed any work, except in full compliance with Environmental Laws and Environmental Permits, (v) with respect to this subparagraph “(v)” only and no other representation or warranty or provision in this Agreement, and notwithstanding the definition herein of “Knowledge,” to Seller’s or Shareholder’s actual knowledge (in lieu and instead of “Knowledge”), there are no underground storage tanks on, or asbestos containing materials on or in, the Assets or the Real Property, and (vi) all Environmental Permits necessary for the conduct of the Business and required to be held or obtained by Buyer (if any) are in full force and effect and copies thereof have been provided to Buyer, if any.

4.20          Tax Matters .

4.20.1    Returns Filed and Taxes Paid . Seller and Shareholder are “US Persons” as defined under Section 1445 of the Internal Revenue Code. All Tax Returns required to be filed by or on behalf of Seller or in connection with the Business have been prepared in the manner required by applicable laws and regulations, were accurate and complete in all material respects and have been duly filed on a timely basis with the appropriate taxing authority in all jurisdictions in which such Tax Returns are or were required to be filed. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Seller or the Shareholder with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the Closing Date. Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  All Taxes of Seller, related to the Business, or with respect to the Assets for all years prior to calendar year 2007 have been paid in full on a timely basis and there are no Encumbrances on any of the assets of Seller (including, without limitation, the Assets) with respect to Taxes, other than Encumbrances for Taxes not yet due and payable, all of which Taxes Seller shall pay in full as of the Closing Date, or if not then due, when due or payable.

4.20.2    Tax Deficiencies; Audits; Statutes of Limitations .  Except as set forth on Schedule 4.20 , the Tax Returns related to the Business have never been audited by a government or Taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally).  No deficiencies have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of Seller or otherwise in connection with the Business, and neither Seller nor Shareholder has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return (or other required document) or paid Taxes required to be filed or paid by it. Neither seller nor Shareholder is a party to any Claim for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Seller or Shareholder or any of the assets of the Business.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns related to the Business.  No extension of time to file any Tax Return in respect of any taxable period has been requested which has not since been filed.  No power of attorney with respect to Taxes imposed on or incurred by Seller, or Shareholder has been granted which is currently in force.  Neither the Seller nor Shareholder has received a Tax ruling or entered into a closing agreement with any Taxing authority that could have an adverse effect on any of the Assets or the Business after the Closing Date. No Taxing authority has made a pending or threatened Claim with respect to the filing of the Tax Returns and/or payment of Tax in any jurisdiction in which Seller has not previously filed Tax Returns or paid Tax.

4.20.3    Tax Sharing Agreements .  Neither Seller nor Shareholder is (nor have either of them ever been) a party to any Tax sharing agreement and neither has any liability for the Taxes of any other Person, whether by contract, or as transferor, transferee, successor, or under any applicable law, or otherwise.

4.20.4    Tax Elections and Special Tax Status .  Seller is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.  None of the assets of Seller is "tax-exempt use property" within the meaning of Code Section 168(h). Seller has not been a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Shareholder nor Seller is a "foreign person" as that term is defined in Code Section 1445.  None of the Assets or other assets of the Business directly or indirectly secures any Indebtedness the interest on which is tax exempt under Section 103(a) of the Code.

4.21          Brokers Fees .  Neither Seller nor Shareholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

4.22          Approvals and Consents .  Except for the approvals, authorizations, consents and other actions described in Schedule 4.3 , Schedule 4.4 , Schedule 4.11 and Schedule 4.14 (all of which Seller and Shareholder shall exercise their respective reasonable efforts to obtain or take), no approval, authorization, consent or other action by, or filing with, any governmental authority, administrative agency, court or other Person is necessary for Seller’s or Shareholder’s execution and delivery of this Agreement or performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

4.23          Sufficiency of Assets .  Except as set forth on Schedule 4.23 hereto, all of the assets used or useful in the Business are owned or leased by Seller and included in the Assets, and none of such assets are owned or leased by any other party. As of the Closing Date, the Assets will be sufficient to permit Buyer to carry on the Business (as presently conducted by Seller) as a going concern in the Ordinary Course of Business on a stand-alone basis.  Without limiting the generality of the foregoing, the Assets include all computer hardware and software for management information systems required to conduct the Business (as presently conducted by Seller) in the Ordinary Course of Business.

4.24          Disclosures .  No representation, warranty or statement made by Seller or the Shareholder in this Agreement (including the Schedules) or any document, instrument or written communication delivered by Seller or the Shareholder to Buyer or its representatives in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

  4.25       Insurance Coverage . As of the Closing Date and at all times prior, Seller maintains and has maintained in full force and effect all insurance policies necessary or appropriate for the conduct  of the Business with limits, and deductibles appropriate to the conduct of the Business. Except for employment practices liability policies, all such polices are and have been written on an “occurrences,” not a “claims made” basis, and Seller has paid as of the Closing Date all premiums necessary to continue coverage under all such policies with respect to the Closing Date and any period prior thereto. Seller has provided to Buyer a summary of all such policies currently in effect.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES of BUYER and OMGI

As a material inducement to Seller and the Shareholder to execute this Agreement and consummate the transactions contemplated hereby, each of Buyer and OMGI, to the best of their respective Knowledge (and the following representations and warranties are qualified accordingly), hereby represents and warrants the following to Seller and Shareholder:

5.1              Organization .  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. OMGI is a corporation duly organized, validly existing and in good standing under the laws of the Sate of Delaware.

5.2              Authorization of Transaction .  Each of Buyer and OMGI has full power and authority to execute and deliver this Agreement and the other agreements, documents and instruments contemplated hereby to which it is a party, and to perform its respective obligations hereunder and there under. This Agreement and the other agreements contemplated herein to which the Buyer or OMGI is a party constitute the valid and legally binding obligation of Buyer or OMGI, as the case may be, enforceable against Buyer or OMGI, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity.

5.3              Non-contravention . Assuming the accuracy and completeness of the representations and warranties and Schedules of Seller and the Shareholder set forth in or attached to this Agreement, neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby to which the Buyer or OMGI is a party, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under, (i) the articles of formation, operating agreement or other organic documents of the Buyer or OMGI, as the case may be, (ii) any contract, lease, sublease, license, sublicense, franchise, Permit, indenture, agreement, instrument of Indebtedness, Encumbrance, or other arrangement to which the Buyer (or OMGI, as the case may be) or any of the Buyer’s (or OMGI’s, as the case  may be) respective properties or assets is bound or affected, or (iii) any law, statute, Environmental Law, rule, regulation, order, judgment, decree, stipulation, injunction, charge or other restriction, to which the Buyer (or OMGI, as the case may be) or any of the Buyer’s (or OMGI’s, as the case may be) respective properties or assets is bound or affected.

5.4              Broker’s Fees .  Buyer and OMGI have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or Shareholder could become liable or obligated.

5.5              Governmental Consent .  Except as set forth on Schedule 5.5 , no approval, authorization, consent or other action by, or filing with, any governmental authority, administrative agency, court or other party is necessary for Buyer’s or OMGI’s, as the case may be, execution and delivery of this Agreement or performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

ARTICLE 6
closing deliveries

6.1              Deliveries by Seller at the Closing .  At the Closing, simultaneously with the deliveries by Buyer specified in Section 6.2 below, Seller is delivering or causing to be delivered to Buyer the following:

(i)                  (a) A certified copy of the resolutions by which the corporate action on the part of Seller and Shareholder necessary to approve this Agreement, and the transactions contemplated hereby were taken, and (b) an incumbency certificate signed by a duly authorized officer of Seller certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

(ii)                An Assignment and Assumption Agreement in the form attached hereto as Exhibit A , executed by Seller;

(iii)               A Bill of Sale in the form attached hereto as Exhibit B , and Trademarks and Copyrights Assignment in the form attached hereto as Exhibit E , each executed by Seller;

 (iv)        A Consulting Agreement between the Buyer and Lance Young, in the form of Exhibit C hereto, executed by Shareholder;

 (v)         Copies of all consents, notices and authorizations referenced in this Agreement (to the extent available; all not available shall be provided post-Closing, in each case promptly after being obtained);

(vi)               Certificates of Insurance naming Buyer and its affiliates as additional   insureds under all of Seller’s insurance policies (other than worker’s compensation);

(vii)             A mutually agreed Allocation of Purchase Price, attached hereto as Exhibit F ; and

(viii)           Such other documents or instruments as Buyer reasonably requests in order to effect the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

6.2              Deliveries by Buyer at the Closing .  At the Closing, simultaneously with the deliveries by Seller specified in Section 6.1 above, Buyer is delivering or causing to be delivered to Seller the following:

(i)         The Closing Payment (by wire transfer to account(s) specified by Seller);

(ii)        A certified copy of the text of the resolutions by which the corporate action on the part of Buyer necessary to approve this Agreement were taken and (b) an incumbency certificate signed by a duly authorized officer of Buyer certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

(iii)       An Assignment and Assumption Agreement in the form attached hereto as Exhibit A , executed by Buyer; and

(iv)       A Consulting Agreement in the form attached hereto as Exhibit C , executed by Buyer and OMGI, and a mutually agreed Allocation of Purchase Price, attached hereto as Exhibit F ..

(v)        Certificates of Insurance naming Seller and Shareholder as additional insureds under all of Buyer’s insurance policies (other than worker’s compensation); and

(vii)             Such other documents or instruments as Seller or Shareholder reasonably requests in order to effect the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

6.3                  Deliveries after Closing .  Immediately upon the Closing, Seller will file amendments to Seller's articles of incorporation (and other filed organic documents) changing Seller’s name to new names which do not have the words “Subaqueous Services”, “Subaqueous Services, Inc.,” “Subaqueous,” “SSI,” or any derivations thereof, the stylized “S,”or any other words indicating that Seller may be involved in the Business (as conducted before of after the Closing Date) or otherwise indicating the Seller is continuing in the Business.

ARTICLE 7
INDEMNIFICATION

7.1                  Indemnification by Seller and Shareholder.   In addition to any rights or remedies Buyer or its affiliates may otherwise have at law or in equity, subject to Section 7.2, Seller and Shareholder jointly and severally hereby release and discharge and shall indemnify, defend and hold harmless Buyer and its affiliates, the directors, officers, employees, controlling persons, lenders, insurers, agents and representatives of Buyer or of any of Buyer’s affiliates,  and the  respective successors and assigns of any of the foregoing (the “Buyer Covered Persons”) from and against any and all Claims, Environmental Claims and Losses constituting, arising out of, relating to, or attributable to (i) any Excluded Liability; (ii) any Excluded Asset; (iii) any breach of any representation or warranty of Seller or any Shareholder set forth in this Agreement; (iv) any breach of any covenant or agreement of Seller or Shareholder set forth in this Agreement; (v) any act, omission or event occurring, or any condition or circumstance existing, prior to the Closing Date (regardless of whether it continues after the Closing Date), or any other condition, circumstance or event attributable to any act, omission or event prior to the Closing Date (regardless of whether it continues after the Closing Date), including, without limitation, any Claims, Environmental Claims, Taxes, Working Capital Liabilities or Losses disclosed on any Schedule hereto, but excluding Assumed Liabilities; or (vi) any Employee Benefit Plan of Seller or any employment or similar agreement to which Seller is a party; provided, however, that Seller’s and Shareholder’s indemnification obligations under this Section 7.1 shall not apply to any Claims, Environmental Claims or Losses arising from, out of or in any manner connected with any Claims, Environmental Claims or Losses for which any Seller Covered Person may be entitled to indemnity pursuant to Section 7.3 below.

7.2                      Certain Limits on Indemnification by Seller; Offset .  The obligations set forth in Section 7.1 above are subject to the following limitations:

7.2.1        Certain Limitations .  With respect to the indemnification obligations under Section 7.1 (v) above only and only with respect to Environmental Claims, the parties acknowledge and agree that such obligations of Seller and Shareholder shall not extend to Environmental Claims in respect of environmental conditions on or under the property leased under the Hill Street Lease, or on or under property on which Transferred Projects are being conducted as of the Closing Date, to the extent those conditions are (i) attributable to the operations of (a) previous owners, operators or lessees of any such property or (b) previous contractors, subcontractors or suppliers on any such property, that are and were in all cases not affiliated with, did not work for or with, and were not directly or indirectly retained by either Seller or Shareholder, and (ii) are not attributable to the operations of Seller or Shareholder. The Seller and Shareholder shall not be liable under Section 7.1 until the Buyer Covered Persons have first suffered, sustained or incurred aggregate Claims, Environmental Claims and Losses relating to such matters in excess of $25,000 in the aggregate, at which point Seller and Shareholder shall be liable to indemnify the Buyer Covered Persons and hold them harmless from and against such $25,000, and all other such Claims, Environmental Claims and Losses in excess of the $25,000 basket.

7.2.2        Offset .  To the extent any portion of the Purchase Price remains unpaid, Seller’s and the Shareholder’ obligations and liabilities under Section 7.1 shall be offset against such remaining Purchase Price until it has been fully offset, after which time, Seller and the Shareholder shall pay in cash to Buyer Covered Persons any additional amounts they from time to time may be obligated to pay under Section 7.1.

7.3                  Indemnification by Buyer . Subject to Sections 7.1 and 7.4, Buyer and OMGI jointly and severally hereby releases and discharges and shall indemnify, defend and hold harmless Seller and its affiliates, directors, officers, employees, controlling persons, including the Shareholder, lenders, insures, agents and representatives and their respective successors and assigns (the “Seller Covered Persons”) from and against any Claims, Environmental Claims and Losses constituting, arising out of, relating to, or attributable to (i) any Assumed Liability, (ii) any breach of any representation or warranty of Buyer set forth in this Agreement; and (iii) any breach of any covenant of Buyer set forth in this Agreement; provided, however, that Buyer’s and OMGI’s indemnification obligations under this Section 7.3 shall not apply to any Claims, Environmental Claims or Losses arising from, out of or in any manner connected with  any Claims, Environmental Claims or Losses for which any Buyer Covered Person may be entitled to indemnity pursuant to Section 7.1 above.

7.4         Certain Limits on Indemnification by Buyer .  Buyer and OMGI shall not be liable under Section 7.3 until the Seller Covered Persons have first suffered, sustained or incurred aggregate Claims, Environmental Claims, and Losses relating to such matters in excess of $25,000 in the aggregate, at which point Buyer and OMGI shall be liable to indemnify the Seller Covered Persons and hold them harmless from and against such $25,000, and all other such Claims, Environmental Claims and Losses in excess of the $25,000 basket amount.

7.5         Matters Involving Third Parties .  If any third party (including, without limitation, any Taxing authority) shall make or assert a Claim against any Party (the " Indemnified Party ") with respect to any matter which may give rise to a claim for indemnification against any other Party (the " Indemnifying Party ") under this Article 7, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is damaged or prejudiced thereby. In the case of any such Claim pursuant to which only the recovery of a sum of money is being sought and the Indemnifying Party (i) enters into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such Claim and unconditionally guarantees the payment and performance of any Loss which may arise with respect to such Claim or the facts giving rise to such Claim for indemnification, and (ii) furnishes the Indemnified Party with evidence that the Indemnifying Party, in the Indemnified Party's reasonable judgment, is and will be able to satisfy any such Claim, the Indemnifying Party may, by giving written notice to the Indemnified Party, assume the defense thereof. In such case, (A) the Indemnifying Party will defend the Indemnified Party against such matter with counsel of its choice satisfactory to the Indemnified Party and (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of any separate counsel to the Indemnified Party incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense). In the event that the Indemnifying Party is precluded from assuming control of the defense of a Claim pursuant to the terms of this Section 7.5, the Indemnifying Party may retain separate co-counsel at its sole cost and expense to participate in such defense and, in any event the Indemnified Party shall (i) provide the Indemnifying Party with all material information requested by such party relating to the defense of such Claim, (ii) confer with the Indemnifying Party as to the most cost-effective manner in which to defend such Claim and (iii) use its reasonable efforts to minimize the cost of defending such Claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnified Party (not to be withheld unreasonably).

ARTICLE 8
CERTAIN post-closing COVENANTS AND AGREEMENTS

8.1                  Tax Allocation . The Parties have agreed upon the allocation of the Purchase Price among the Assets using the allocation method required by Section 1060 of the Code and such allocation is set forth in Exhibit F hereto.  The Parties agree to report the federal, state and local tax consequences of the transactions contemplated herein in a manner consistent with such allocation and to not take any position inconsistent with such allocation in any tax return, refund claim, litigation, investigation or otherwise.

8.2                  Transfer Taxes .  Any and all transfer Taxes and fees imposed as a result of the transactions contemplated hereby (which for clarity, the Parties acknowledge and agree do not include income, capital gains or similar Taxes of Seller or Shareholder), including, without limitation, fees payable in connection with “stamping” or other public recordation or notification of documents or instruments, shall be paid in full by Buyer.  If applicable, Seller shall provide to Buyer such properly completed resale exemption and similar certificates or instruments as are necessary to claim available Tax exemptions under applicable law.

           8.3             Payroll Taxes .  Seller shall (and the Shareholder shall cause Seller to) make a clean cut-off of payroll and payroll Tax reporting with respect to Transferred Employees, and shall pay over to appropriate federal, state and local governmental or quasi-governmental authorities those amounts of such Taxes respectively withheld or required to be withheld for any and all periods ending on or prior to the Closing Date. Seller also shall issue by the date(s) proscribed by applicable law (including the Code) Forms W-2 for wages and salaries paid through the Closing Date.

8.4           Certain Provisions Related to Consents.

(a)                            To the extent that any Assumed Contract, Permit or Environmental Permit is not capable of being transferred by Seller to Buyer pursuant to this Agreement without the consent of a third party (including a governmental entity), and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. In the event that any such consent is not obtained on or prior to the Closing Date, Seller shall (i) provide to Buyer the benefits of the applicable Assumed Contract, Permit or Environmental Permit, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce at the request and expense of Buyer and for the account of Buyer, any rights of Seller arising from any such Assumed Contract (including the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the request of Buyer). If any Permit or Environmental Permit required for the operation of the Business or the ownership or use of the Assets or the Real Property is not transferred to Buyer at Closing, Seller authorizes (to the extent permitted by law) Buyer to operate under any such Permit until the necessary consent to transfer or a new Permit or Environmental Permit is obtained.

      (b)             Without limiting the generality of the foregoing: If at the Closing Date there are any required consents to the assignment of any Assumed Contracts to Buyer, that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing Date, in the case of each Assumed Contract as to which such consents were not obtained (or otherwise are not in full force and effect), Seller shall continue its reasonable efforts to obtain the consents. Following the Closing, the Parties shall use their reasonable efforts, and cooperate with each other, to obtain the consents relating to each such Assumed Contract as quickly as practicable. Once any such consent has been obtained, the parties will enter an Assignment and Assumption Agreement in form of Exhibit A hereto with respect to each such Assumed Contract, with the date of assignment and assumption thereof being the date the related consent to assignment is obtained; and

(i) Until assigned to Buyer, Seller shall hold the rights in all such Assumed Contracts in trust for Buyer, in order that the full value of the rights and interests in all such Assumed Contracts may be realized by and for the benefit of Buyer on a current basis. Seller shall, at the request and expense and under the direction of Buyer, in the name of Seller or otherwise as Buyer may specify, take all such reasonable action and do or cause to be done all such reasonable things as are, in the reasonable opinion of Buyer, necessary or proper in order that the obligations of Seller there under may be performed in such manner that the value of such rights and interests is fully preserved and inures to the benefit of Buyer, and that the collection of any monies due and payable and to become due and payable to Buyer in and under the rights are received by Buyer. Buyer shall use its reasonable efforts to assist Seller in performing its obligations under this paragraph. Seller shall promptly pay over to Buyer all monies collected by or paid to Seller in respect of every such right with respect to such Assumed Contracts. Subject in all cases to the provisions of this Section 8.4 and the other terms and conditions of this Agreement, while Seller is holding such rights and interests in such Assumed Contracts in trust for Buyer pending the receipt of the required consents, Buyer shall act as a subcontractor to Seller in the performance of Assumed Liabilities (only) under such Assumed Contracts; provided that the Parties understand and agree that no terms or conditions shall be implied or deemed to apply by virtue of such relationship, with the sole exception of the applicable terms and conditions of this Agreement.

                 8.5        Post-Closing Assistance .  In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the consummation of the transactions contemplated hereby, each of the Parties will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other Party reasonably may request. Without limiting the generality of the foregoing, Seller and Shareholder will cooperate with Buyer and OMGI in the provision of any and all information requested by Buyer or OMGI in connection with (i) the administration of this Agreement, or (ii) the filing or provision of financial or other information with or to the federal Securities and Exchange Commission or other authorities, and filings with any such authority that contain any such information.

   8.6    Seller and Shareholder Confidentiality .

8.6.1    Information Concerning the Parties, the Assets, the Business . After the Closing, Seller and the Shareholder shall keep confidential and not disclose to any third party any and all information regarding (i) Buyer, or any of its affiliates (including, without limitation, the terms, conditions and existence of this Agreement and the agreements referenced herein); (ii) the Business (both as conducted prior to and after the Closing Date); or (iii) the Assets. The foregoing notwithstanding, none of the provisions in this Section 8.6.1 shall apply to any information which (i) becomes generally available to the public other than as a result of any breach of this Section 8.6.1; or (ii) first becomes available to Seller or Shareholder after the Closing Date on a non-confidential basis from a source other than Buyer or any affiliates of Buyer (provided that, to the best of the Knowledge of Seller or Shareholder, such source is not bound by a confidentiality agreement with, or other legal or fiduciary obligation to, any of Buyer or any of its affiliates). Moreover, these restrictions shall not apply to Shareholder in the performance of his obligations under the Consulting Services Agreement, in the form attached hereto as Exhibit C , provided that disclosure of any such information by Shareholder is necessary for the performance of any such obligations, is made solely for that purpose, and is not more expansive than necessary for the performance of such obligation.

8.6.2    Notice of Compulsory Disclosure .  In the event Seller or Shareholder is required to disclose any confidential information pursuant to applicable law, such Seller or Shareholder shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law.

8.7          Tax Return Cooperation .  Seller, the Shareholder, OMGI and Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by Buyer, OMGI, Seller or the Shareholder of any Tax Returns, elections, consents or certificates required to be prepared and filed by any of them and in connection with any audit or other examination by any Taxing authority, or judicial or administrative proceeding relating to liability for Taxes including, without limitation, sales taxes and sales tax audits.  Each of Seller, the Shareholder, OMGI and Buyer will retain and provide to the other Parties all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other Parties with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of any other Party for any period.  Without limiting the generality of the foregoing, Seller and the Shareholder will retain copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending prior to or on the Closing Date.

8.8           Litigation Support .  In the event and for so long as any Party is actively contesting or defending against any Claim in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any Party, the other Parties will cooperate with the contesting or defending Party and its counsel in such contest or defense, make available its personnel, and provide such access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party.

8.9           Books and Records .  After the Closing Date, Buyer shall give Seller and the Shareholder reasonable access to the Books and Records and the opportunity to make copies thereof, at their expense, during normal business hours for reasonable and lawful business purposes relating to pre-Closing events or circumstances affecting Seller and the Shareholder and pertaining to the Assets.  Buyer shall keep the Books and Records safe and in good order for a reasonable period after the Closing Date and, at their expense, for such further periods as Seller or the Shareholder may reasonably request in writing; provided, however, that Buyer may deliver any Books and Records to Seller and the Shareholder at any time and shall have reasonable access thereto.

8.10         Receivables; Certain Payables .  If any monies or other assets are received by Seller or the Shareholder to which Buyer is entitled hereunder or that are included in the Assets, Seller or the Shareholder shall hold such monies and assets so received in trust for Buyer and shall account for and pay the same to Buyer within 15 days after receipt.  If any monies or other assets are received by Buyer to which Seller is entitled hereunder or that are included in Excluded Assets, Buyer shall hold such monies and assets so received in trust for Seller and shall account for and pay the same to Seller within 15 days after receipt. Further, if Buyer receives any invoices or similar instruments which under the terms hereof are the responsibility of Seller to pay or discharge, Buyer likewise shall hold and provide any such invoices or similar instruments to Seller, and Seller shall pay all such items within terms. Likewise, if Seller receives any invoice or similar instruments which under the terms hereof are the responsibility of Buyer to pay or discharge, Seller shall hold and provide any such invoices or similar instruments to Buyer, and Buyer shall pay all such items within terms. Without limiting the generality hereof, (i) Buyer (in lieu and satisfaction of any payment obligations of Buyer or OMGI under Section 3.2.4 above) shall promptly remit to Seller any payments it receives of retainage amounts deducted from payments to Seller under any Assumed Contract prior to the Closing Date; and (ii) Seller shall promptly remit to Buyer any payments it receives of retainage amounts deducted from payments to Buyer under any Assumed Contract on or after the Closing Date.

8.11         Non-competition .  In consideration of the mutual covenants and obligations set forth in this Agreement, including, without limitations, the payment of $100,000 of the Purchase Price:

8.11.1  Restrictions .  For a period of three (3) years beginning on the Closing Date, neither Seller nor Shareholder  shall (a) represent, act for, be employed by, engage in, carry on, provide consulting services to (except as provided under the Consulting Agreement, in the form attached hereto as Exhibit C ), or have a financial interest in (directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, stockholder, investor, owner, officer, director, trustee, manager, employee, agent, representative, associate or consultant), the Business (as conducted on and after the Closing Date) or any other business which competes with any of the businesses or operations of OMGI or of any of its subsidiaries or affiliates, including, without limitation, the Buyer, (as such operations and businesses are generally described on Schedule 8.11.1 hereto) within or in respect to the States of Florida or the Caribbean region (which for purposes of clarification includes, without limitation, the Bahamas) during such three (3) year period; or (b) directly or indirectly, whether as a principal, agent, officer, director, employee, consultant, independent contractor or otherwise, alone, in association with or on behalf of any other person, firm, corporation or other business organization, (1) solicit, sell, call upon, advise, do or attempt to do business with or otherwise contact for a business purpose any customer with respect to the Business (as conducted on and after the Closing Date), or (2) (I) hire or attempt to hire any employee of Buyer (after giving effect to the Closing) or any of its subsidiaries or affiliates, (II) encourage any such employee to terminate his/her employment with Buyer (after giving effect to the Closing) or any of its subsidiaries or affiliates, or (III) solicit, encourage or induce any customer of Buyer or of any of its affiliates to terminate, suspend, or other modify its relationship with Buyer (after giving effect to the Closing) or any of its subsidiaries or affiliates.

8.11.2      Reasonable Limitations . Seller and Shareholder agree that, and acknowledge and agree that the limitations set forth herein on their rights to compete and otherwise are incident to the sale of a business and are reasonable and necessary for the protection of Buyer and its affiliates.  In this regard, Seller and Shareholder specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on its activities specified herein, are reasonable and necessary for the protection of Buyer and its affiliates and the value of the Assets purchased by Buyer under this Agreement. Seller and Shareholder agree that, and acknowledge and agree that it is the Parties' expressed contractual intent that, in the event that the provisions of these provisions should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

8.11.3        Extension . Any violation of the covenant not to compete described in this Article 8 shall extend the time period thereof for a period of time equal to the period of time during which such violation continues. In the event Buyer or any of its affiliates is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings and any appeals thereof.

            8.12     Access and Reasonable Support. In consideration of the payment by Buyer to Seller of $60,000 on the Closing Date, on and after the Closing Date, Seller and Shareholder, at their sole cost and expense, shall provide reasonably sufficient office space and support to Buyer and its employees, agents and representatives for Buyer’s Orlando, FL transitional operations for the period from the Closing Date until and including September 30, 2008. Such support shall include, without limitation, access to office premises and all assets and facilities at such premises (which shall include all such assets and facilities necessary or appropriate for conduct of the Business, as currently conducted by Seller), and to all relevant Seller personnel as of the Closing Date. In addition, Seller and Shareholder shall provide all reasonable transitional support as Buyer may reasonably request, including support services of any such personnel.

ARTICLE 9
Employment

9.1              Offer to hire .  Buyer and Seller acknowledge that, while Buyer has no obligation to make an offer of employment to any of Seller’s employees, Buyer is making offers of employment to certain of Seller’s employees (the “Employees”) with employment with Buyer effective as of Closing Date. Seller and Stockholder shall exercise reasonable efforts to insure that Employees, to whom Buyer makes employment offers, accept employment with Buyer. Each Employee who accepts Buyer’s offer of employment shall hereinafter be referred to as a “Transferred Employee”.

9.2              Terms of Employment .  Except as herein expressly and specifically provided otherwise, the terms of each Transferred Employee’s employment shall be as arranged between Buyer and such Transferred Employee. Prior to any such employment with Buyer, Seller shall release the Transferred Employee from any Employment Agreement with Seller, and Seller shall be solely responsible for any and all payments, obligations, liabilities, Claims and Losses as a result of the termination of employment with Seller, or otherwise with respect to any such Transferred Employee.

9.3              Severance . With respect to Employees who are not offered employment by Buyer, and with respect to Transferred Employees, if applicable, Seller shall be solely responsible for severance pay and similar costs and expenses in the event any of them are severed, and all other payments, obligations, liabilities, Losses and Claims.

9.4              Health and Welfare Benefits .  Seller and/or Shareholder shall provide all notices and fulfill all obligations, if any, under Section 4980B(f) of the Code with respect to the Transferred Employees. At Buyer’s request, and only to the extent permitted by applicable law, Seller and/or Shareholder shall deliver to Buyer (and if requested) to Buyer’s present or proposed insurance carriers or third-party administrators, on a census basis, as soon as practicable after identification of Transferred Employees, information with respect to all health, accident, workers’ compensation, disability and related claims filed by the Transferred Employees (including, without limitation, information regarding the total number of claims filed by, the total amount of benefits claimed by, and the total amount of benefits paid to such persons), to the extent requested in the case of any such carriers or administrators. At Buyer’s request, and only to the extent permitted by applicable law, Seller and/or Shareholder shall deliver to Buyer (and if requested) to Buyer’s health insurance carriers or third-party administrators, on a census basis, to the extent requested in the case of any such carriers or administrators, an update of such information through the Closing Date, as soon as practicable but no later than 15 days after the Closing Date. Such information, which may be provided directly from Seller’s computer database, shall be satisfactory in form and substance to such carriers and administrators. Effective on the Closing Date, Buyer shall provide the Transferred Employees with health and welfare benefits substantially equivalent to those provided to similarly situated current Buyer (or affiliate) employees, subject, however, to eligibility requirements under plans or policies of Buyer or its affiliates (it being understood that Transferred Employees shall be given credit for service accumulated by any such Transferred Employee with Seller for purposes of eligibility, but for not other purposes); provided, however , that Buyer reserves the right to modify or terminate such benefits from time to time after the Closing Date. Such Transferred Employees shall (subject to eligibility requirements) participate under Buyer’s health and welfare benefit plans as of the Closing Date, and neither Buyer nor OMGI shall be responsible for any hospitalization, medical, survivor benefits, life insurance, or disability Claims (or other Claims or benefits) based upon medical or dental services rendered and disability, life insurance and survivor benefits (or otherwise) which became due and owing while such Transferred Employee was employed by the Seller. In no event shall Buyer or OMGI be required to provide post-retirement medical or life insurance benefits to Transferred Employees.

9.5          Seller’s Employee Benefit Plans .  The Parties agree that, effective as of the Closing, Seller shall continue its exclusive sponsorship of all Employee Benefit Plans of Seller (if any), including, without limitation, any “401(k) Plan”, and Seller and/or Shareholder shall be solely responsible and liable for all obligations, responsibilities, Claims and Losses related to any such Employee Benefit Plan.

9.6         Wage Reporting .  As applicable, the Parties shall comply with Section 4 of the Revenue Procedure 84-77, 19&4-2 C.B. 753. Seller and/or Shareholder shall furnish (or cause to be furnished) to each Transferred Employee in accordance with Section 4 of the Revenue Procedure a Treasury Form W-2 for 2007 and 2008 (to date) for the salaries and wages paid by Seller, no later than January 31, 2009.  Buyer and/or OMGI shall furnish (or cause to be furnished) to each Transferred Employee in accordance with Section 4 of such Revenue Procedure a Treasury Form W-2 for 2008 (from the Closing Date) for the salaries and wages paid by Buyer. Buyer and/or OMGI shall file (or cause to be filed) appropriate Treasury Forms W-2 and W-3 covering the Transferred Employee(s) with the Social Security Administration for salaries and wages paid and amounts withheld by Buyer during 2008 (from the Closing Date).

             9.7      WARN Act . To the extent, if any, that the provisions of the WARN Act are triggered as a result of any cessation of employment with Seller, Seller and/or Shareholder shall be solely responsible for discharging any and all obligations or duties under or with respect to the WARN Act.

 9.8  Employee Rights .  Nothing contained herein (i) shall confer upon any former, current or future employee of Seller, Buyer or OMGI or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment of any nature, for any specified period, or (ii) shall cause the employment status of any former, present or future employee of Buyer or OMGI to be other than terminable at will.

ARTICLE 10
Survival.

10.1          Survival .  The representations and warranties of the Parties contained in Articles 4 and 5 shall survive through the second (2nd) anniversary date of the Closing Date (the " Survival Period "); provided that the representations and warranties set forth in Sections 4.11 and 4.20 shall have no limitation on survival. The Parties respective representations and warranties there under shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may thereafter be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the Party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the Parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive (subject to the provisions of such covenants and agreements) for the maximum period permitted by law.

               ARTICLE 11

                   PERFORMANCE AND PAYMENT BONDS; INSURANCE

            11.1     Assignment or Transfer .  All payment, performance, bid and other bonds currently in place with respect to any Assumed Contract for work being performed or services being provided to any customer or client (collectively, “Bonds”) shall remain in place unmodified except as provided below, and except that Buyer, as of the Closing Date, shall be a principal with respect to the Bonds.

            11.2     Bond Indemnity Obligations . Buyer and OMGI shall assume all indemnity obligations with respect to the Bonds but only to the extent that the matter giving rise to any such obligation is attributable to Buyer’s or OMGI’s acts or omissions, or events, conditions or circumstances first and exclusively arising or existing after the Closing Date. Seller and Shareholder shall retain all indemnity obligations with respect to the Bonds to the extent that the matter giving rise to any such obligation is attributable to Seller’s acts or omissions, or events, conditions or circumstances arising or existing on or before the Closing Date.

            11.3.    Cooperative Efforts . All parties shall exercise reasonable efforts through their respective agents to secure arrangements with their sureties to effect the agreements in Sections 11.1 and 11.2 above.

            11.4     Additional Insureds . As of the Closing Date, (i) Buyer shall name Seller and Shareholder as additional insureds under Buyer’s insurance policies, with the exception of workers’ compensation policies; and (ii) Seller shall name Buyer and all of its affiliates as additional insureds under Seller’s insurance policies, with the exception of workers’ compensation policies. Neither party’s insurance coverage shall be primary or deemed to be primary, and neither party shall be required to secure waivers of subrogation rights.

  ARTICLE 12

                      Miscellaneous

12.1     Press Releases and Announcements .  All interviews, press releases and other public announcements and all announcements relating to the transactions contemplated hereby (the "Announcements") shall be prepared by Buyer, with Buyer having full editorial control over such releases and announcements; provided, however, that the Shareholder shall be consulted with respect to all such Announcements and all reasonable comments provided by the Shareholder shall be considered.

12.2     Third Party Beneficiaries .  Except as expressly provided in Article 7 (with respect to certain other parties who or that are entitled to be indemnified there under), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3   Entire Agreement .  This Agreement and the agreements executed pursuant hereto constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof, excluding the Confidentiality Agreement (which shall terminate at Closing with respect to prospective obligations there under).

12.4     Succession and Assignment .  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder (whether by contract, consent, merger, consolidation, operation of law or otherwise) without the prior written consent and approval of the other Party or Parties hereto.

12.5     Counterparts . This Agreement and all other agreements, documents and instruments executed in connection herewith may be executed in two or more counterparts (including by telecopied or emailed signature pages), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.6     Headings .  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7   Notices .  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid), or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

If to Seller and/or Shareholder:

Hawg Enterprises, LLC

390 N. Orange Ave., Suite 2600,

Orlando, FL 32801

Attn:     Lance Young, President

Telephone:        407.926.7796

Facsimile:         407.926.7797

Email:   lyoung@ssidredging.com

With a copy to (which shall not constitute notice) :

Hoepker Law Firm

390 N. Orange Ave., Suite 2600,

Orlando, FL 32801

Attn:     Todd Hoepker

Telephone:        407-426-2060

Facsimile:         407-426-2066

Email:   tmhoepker@yahoo.com

If to the Buyer and/or OMGI :

OMGI SUB, LLC12550 Fuqua Street

Houston, TX 77034

Attn:     Michael Pearson

            CEO

Telephone:  713-852-6554

Facsimile:    713-852-6530

Email:   mpearson@orionmarinegroup.com

With copy to (which shall not constitute notice) :

OMGI SUB, LLC

12550 Fuqua Street

Houston, TX 77034

Attn:     Cabell Acree

            V.P. and General Counsel

Telephone:   713-852-6505

Facsimile:    713-852-6594

Email:   cacree@orionmarinegroup.com

12.8     Governing Law .  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Seller, Shareholder, Buyer, and OMGI hereby voluntarily consent to the jurisdiction of federal and state courts sitting in Hillsborough County, Florida, but solely with respect to litigation of disputes arising out of or relating to this Agreement, and, solely with respect to such litigation, agree that exclusive and proper venue for such litigation shall be in Hillsborough County, Florida

12.9     Amendments and Waivers .  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder shall be effective unless reduced to writing and signed by the waiving Party for such purpose; and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10   Severability .  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.11   Expenses; Transfer Taxes .  Except as set forth herein, each Party will bear his, hers or its own costs and expenses (including legal, accounting and broker fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, all documentary, sales, use, registration and other transfer taxes (including, but not limited to, all applicable real estate transfer, “stamp” or stock transfer Taxes) and fees incurred in connection with the transactions contemplated hereby shall be paid by Buyer (for purposes of clarity any and all income, capital gains or similar Taxes of Seller of Shareholder are not included in such transfer taxes). If applicable, Seller shall provide to Buyer such properly completed resale exemption and similar certificates or instruments as are necessary to claim available Tax exemptions under applicable law.

12.12       Construction .  The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Nothing in the disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

12.13       Incorporation of Annexes, Exhibits and Schedules .  The Annexes, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.14       Certain Remedies .  Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.  It is the Parties' expressed contractual intent that the foregoing provisions be fully enforceable in accordance with their terms, regardless of the enforceability of any other provision of this Agreement with the same or similar effect.

12.15       Business Days .  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.

12.16       Joint and Several Liability . With respect to all agreements, covenants, obligations, representations, warranties, and commitments under and the provisions of this Agreement (including the performance thereof) (i) of or respecting Seller and/or Shareholder, Seller and Shareholder shall in each case be jointly and severally liable under this Agreement; and (ii) of or respecting Buyer and/or OMGI, Buyer and OMGI shall in each case be jointly and severally liable under this Agreement, provided that the Parties acknowledge and agree that the Assets are being purchased by and sold and transferred to Buyer, only.

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                                            OMGI SUB, LLC

                                                            By:       /s/ Mark Stauffer

                                                            Name:  Mark Stauffer

                                                            Title:     Vice President

                                                            Orion Marine Group, Inc.

                                                            By:      /s/ Michael Pearson

                                                            Name:  Michael Pearson

                                                            Title:    President and CEO

Subaqueous Services, Inc.

                                                            By:      /s/ Lance Young

                                                            Name: Lance Young

                                                            Title:     President

Lance Young, individually and as the sole holder of stock of Seller

/s/LanceYoung

ANNEX I

CERTAIN DEFINITIONS

“ Assets ” means all of Seller’s right, title and interest in and to all of the properties, assets, and rights of every nature, kind and description, tangible and intangible whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereafter acquired, used or held for use in connection with or relating to the Business, including, without limitation, the following, but not including the Excluded Assets:

(a)                all equipment, vessels, machinery, and all appurtenances, spare parts, and other related tangible personal property, and all inventory, work-in-process, supplies and materials used or held for use or to be used or held for use in connection with the operations of any of the foregoing, including, without limitation, in each case any and all such items at any Seller site (including, without limitations, work sites), in storage, currently on order, held by vendors or subcontractors, or in transit;

(b)               all contracts, purchase orders, agreements and similar arrangements (including, without limitation, subcontracts and material purchase orders, and similar arrangements) for (and all other rights, benefits and interests with respect to) any and all jobs or projects in process or awarded as of the Closing Date, and  all outstanding bids, offers and solicitations made by or to Seller (including, without limitation, all “low bidder” and quotation rights), and other similar arrangements, and other contracts and agreements, leases, purchase orders, commitments, and other similar arrangements (including, without limitation, contractor licensure and “qualifier” agreements or arrangements), in each case as set forth (or, pursuant to Section 4.14 hereof, as should be set forth) on Schedule 4.14-1 (the “ Assumed Contracts ”) (including in each case all related or associated benefits, interests, rights and remedies), and all inventory, work-in-process, supplies and materials used or held for use or to be used or held for use in connection with any thereof, including, without limitation, in each case any and all such items on the project sites, in storage, currently on order, held by vendors or subcontractors, or in transit;

(c)                leasehold and other interests in real property;

(d)               furniture, computers, servers, software, computer programs, source codes, telephones, fax machines, other communications equipment, fixtures, leasehold improvements, vehicles, fixed assets, and other tangible personal property;

(e)                intangible property, including, without limitation, goodwill, the names “Subaqueous Services, Inc.”, “Subaqueous Services,” “Subaqueous,” “SSI,” and any other variations thereof, the stylized “S” trade and/or service mark, all Internet domain names and site addresses related to the Business, all rights of use and other rights with respect thereto, all sales, marketing and promotional materials, including, without limitation, all photographs (whether for previously completed or in process projects), and all other intangible property, Intellectual Property, goodwill associated therewith, licenses and sublicenses granted or obtained with respect thereto and rights there under, remedies with respect to infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

(f)                 all other contractual and other rights and remedies related to the Assets or the ownership or operation thereof, or the conduct of the Business, including, without limitation, any indemnity or other rights under any asset or stock purchase or sale or similar agreements, warranty rights and remedies, rights to have materials delivered or services performed, non-competition and confidentiality rights and remedies, including all such rights and remedies pursuant to any employment agreement or arrangement, and any licensure or similar rights;

(g)                to the extent related to any Assumed Liability or any of the Assets, all Claims (in favor of or for the benefit of Seller or the Business), refunds, credits, rights of recovery, rights of set off and rights of recoupment of any kind, including, without limitations, all retainage held by the owner with respect to the Goodby’s Creek project/Assumed Contract;

(h)                to the extent legally transferable, all Permits and Environmental Permits related to the Business, including, without limitation, any and all “contractor’s licenses”;

(i)                  rights to receive payments, mail and other communications addressed to Seller to the extent such items relate to the Business;

(j)                 Books and Records concerning or related to the Assets (or ownership or operation thereof) or the Assumed Liabilities;

(k)               all rights under express or implied warranties or otherwise from the providers of goods or services in connection with the Assets or the Business; and

(l)                  pollution control or emissions credits, choate or inchoate; and other property or assets (tangible or intangible) owned, licensed or leased by Seller or in which Seller has an interest or possesses as of the Closing Date that are used in or held for use in the Business.

“ Assumed Liabilities ” means and is limited to (i) those obligations and liabilities under Assumed Contracts, to the extent arising after and attributable to circumstances arising after the Closing Date (and excluding, without limitation, obligations and liabilities arising by reason of any breach or alleged breach by Seller or based on events, occurrences or circumstances prior to or on the Closing Date, regardless of when any such liability is asserted); and (ii) those obligations and liabilities under Permits and Environmental Permits related to the Business, to the extent assigned to and assumed by Buyer, and only to the extent arising after and attributable to circumstances arising after the Closing Date (and excluding, without limitation, obligations and liabilities arising by reason of any non-compliance, alleged  non-compliance, breach or alleged breach by Seller or based on events, occurrences or circumstances on or prior to the Closing Date, regardless of when any such liability or obligation is asserted).

 “ Books and Records ” means all books, records, ledgers, files, documents, correspondence, lists (including subcontractor, supplier and customer), drawings, specifications, advertising, marketing and promotional materials, studies, reports, plans and other printed or written materials owned by Seller or related to the Business (including, without limitation, electronic, magnetic or computerized storage media versions of the foregoing).

“ Business ” means the ownership and operation of the Assets and the Excluded Assets, and the business, operations and activities of Seller, it predecessors in interest, or of the Assets, as conducted on and prior to the Closing Date, and includes, without limitation, the provision of marine construction services, dredging services, environmental enhancement services, beach renourishment services, and all operations, services and activities related or incidental to any of the foregoing.

“ Capitalized Lease ” means any lease, the obligation for rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“ Claim ” means any claim, allegation, allegation of Loss, demand, Encumbrance, notice of violation, Environmental Claim, lawsuit, legal proceeding, administrative or regulatory proceeding, order, consent decree or agreement, settlement agreement or judgment, complaint, action, demand, assessment, litigation, hearing, investigation, notice, judgment, order, decree and settlements relating thereto, in each case, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due, whether accrued or unaccrued, or otherwise..

“ Code ” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated there under.

“ Confidentiality Agreement ” means that certain Confidentiality and Nondisclosure Agreement dated as August 13, 2007, between Seller and Orion Marine Group, Inc.

“ Controlled Group ” means, with respect to the Seller, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes the Seller.

“ Employee Benefit Plan ” means any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, “employee benefit plan” (within the meaning of ERISA Sec. 3(3)), or any compensation plan, incentive plan (including, without limitation, stock incentive plans), benefit plan, stock awards plan, phantom stock plan, stock appreciation rights plan, severance plan or agreement, bonus plans or fringe benefit plan or any other similar plan, program, policy, agreement or commitment.

“ Employee Pension Benefit Plan ” has the meaning set forth in ERISA Sec. 3(2).

“ Employee Welfare Benefit Plan ” has the meaning set forth in ERISA Sec. 3(1).

“ Encumbrance ” means any mortgage, pledge, security interest, encumbrance, charge, Claim, lien, Environmental Claim, or any other interest, claim or contingency that may affect title, any leasehold interest, value, ownership or operation of any property or asset, whether choate, inchoate, fixed, contingent, liquidated, unliquidated, arising by operation of law, statutory, common law, administrative, contractual or otherwise.

“ Environmental Claim ” means any Claim, notice of violation or non-compliance, notice of potential liability or responsibility, or compliance schedule or plan under, issued pursuant to, arising from, related to or connected with any Environmental Law, Environmental Permit or Hazardous Material.

“ Environmental Law ” means any law, rule, regulation, common law, term or condition contained in any Environmental Permit, order, decree, directive, judgment, policy, settlement or consent agreement, or compliance schedule or plan, of or issued by any governmental authority relating to Hazardous Materials, health, safety, noise, nuisances, or protection, pollution, restoration, remediation or clean-up of the environment or natural resources.

“ Environmental Permit ” means any Permit (including, without limitation, compliance plans and schedules), required by or issued pursuant to any Environmental Law or Environmental Claim.

“ ERISA ” means the Employee Retirement Income Security Act of 1974, as amended and all rules and regulations promulgated there under.

“ Excluded Assets ” means (i) the corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence as a corporation of Seller; (ii) as of the Closing Date, all accounts and notes receivable of Seller or related to the Business; (iii) as of the Closing Date, pre-paid expenses, cash, and cash equivalents; (iv) the Lease Agreement dated September 1, 2004, between ACP Utah Orange Avenue, LLC, Lessor, and Seller, Tenant, and related leasehold rights and interests (“Orange Avenue Lease”); (v) the Lease Agreement dated January 1, 2007, between Hill Street, LLC, Lessor, and Seller, Tenant, for the Jacksonville Yard/Office, and related leasehold rights and interests (“Hill Street Lease”) (previously collectively defined herein as the “Lease Agreements”); and (vi) the assets and properties specified on Schedule A hereto.

“ Excluded Liabilities ” means any and all liabilities and obligations of Seller or otherwise related to the Business other than the Assumed Liabilities. “Excluded Liabilities” include, but are not limited to, (i) any and all Indebtedness of Seller or related to the Business; (ii) any and all Claims against or adverse to Seller or the Business, or related to any period on or prior to the Closing Date; (iii) any and all  Losses of Seller or related to the Business, or related to any period on or prior to the Closing Date; (iii) any and all Working Capital Liabilities, including, without limitation, any and all accounts payable of Seller or related to the Business; (iv) any and all Taxes of Seller or related to the Business or related to any period on or prior to the Closing Date; (v) any and all obligations, liabilities, Losses or Claims under or with respect to the Orange Avenue Lease, the Hill Street Lease (previously collectively defined herein as the “Lease Agreements”), or related rights, interests or obligations; (vi) any and all obligations, liabilities, Losses, or Claims related to any Employee Benefit Plan (existing or terminated, active, frozen or suspended) of Seller (including, without limitation, Employee Benefit Liabilities) or related to the Business or related to the employment of any person by Seller or in connection with the Business, including, without limitation, the termination of any such employment and any of the matters referred to in Article 9 hereof, and further including, without limitations, any and all obligations, responsibilities, liabilities, Losses, and Claims under or related to the WARN Act; (vii) any and all Encumbrances or Indebtedness of Seller, whether with respect to the Assets, related to the Business, or otherwise; (viii) any and all obligations, liabilities, and Losses under or with respect or related to any and all contracts, agreements and similar arrangements other than the Assumed Contracts identified on Schedule 4.14-1 , including, without limitation, any employment agreements; and (ix) any and all obligations, liabilities, costs, expenses, charges, assessments, losses, claims, litigation, allegations, complaints and other Losses and Claims (against or adverse to Seller or the Business) related in any way to the Seller, any Excluded Asset or the Business or any period of time at or prior to the Closing Date, including, without limitation, under or with respect to the Lease Agreements.

 “ GAAP ” means United States generally accepted accounting principles as in effect on the Closing Date, including, without limitation, the Percentage of Completion Method.

“ Hazardous Materials ” means (i) any pollutant, contaminant or hazardous or toxic substance, material, waste or chemical (including, without limitation, substances and materials classified or categorized as any of the foregoing, or included within the definitions of any of the foregoing, under or pursuant to any Environmental Law); and (ii) oil, gas and other petroleum products, materials or substances, other hydrocarbons, asbestos (whether friable or not), radioactive materials, substances or products, solvents,  paints, chemicals, and related wastes.

“ Indebtedness ” means without duplication: (i) all obligations of such Person for borrowed money (including, without limitation, any indebtedness owed to the Shareholder) or which have been incurred as purchase money or similar financing in connection with the acquisition of property or assets, (ii) obligations secured by any Encumbrance or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person, whether or not the rights and remedies of the company, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, (iv) Capitalized Leases and Capitalized Lease obligations, and (v) Taxes.

“ Intellectual Property ” means any and all (i) patents, patent applications, patent disclosures, and improvements, amendments or additions thereto, (ii) trademarks, service marks, trade dress, logos, trade names, copyrights and corporate names and registrations and applications for registration of any thereof, whether registered, filed, common law, or otherwise, (including, without limitation, the trade names “Subaqueous Sevices, Inc.,” “Subaqueous Services,” “Subacqueous,” “SSI,” and any and all variations thereof, (iii) computer software, programs, data and documentation, (iv) trade secrets and confidential business information, including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, (v) software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial (excluding Employee Benefit Plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, and (vi) copies and tangible embodiments of any thereof (in whatever form or medium).

“ Knowledge ” means knowledge after due inquiry (by any individual or on behalf of any entity, as the case may be), which due inquiry includes, without limitation, review of all relevant documents, materials, facts, circumstances, and conditions, and consultation with all relevant persons, or, in the absence of all such due inquiry, the knowledge that should be or should have been had after all such due inquiry.

“ Loss ” means any damage, obligation, payment, cost, expense, injury, charge, judgment, decree, penalty, fine, interest, or other loss or liability (including, but not limited to, the cost and expense of defending or prosecuting any and all Claims and settlements relating thereto, expenses of preparation and investigation thereof and attorneys’, experts’, consultants’ and accountants’ fees in connection therewith), whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due, whether accrued or unaccrued, or otherwise.

“ Material Adverse Change ” means any change, event, occurrence or circumstance that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse effect on the Assets or the value thereof, operations, results of operations, financial condition, prospects, customers, customer base, Assumed Contracts, suppliers, supplier base, labor relations, or employee relations, of Seller or the Business or otherwise with respect to the Business, as reasonably determined by Buyer.

“ Multi-Employer ” and “ Multi-Employer Plan ” have the meanings set forth in Section 3 (37) of ERISA.

“ Ordinary Course of Business ” means the ordinary course of business of the Business consistent with prudent and commercially reasonable and appropriate standards and practices (including, without limitation, GAAP), in all respects of the Business (including with respect to quantity and frequency), and (where the context so indicates) with a view to the conduct of the Business after the Closing Date.

“ Percentage of Completion Method ” means the method of revenue recognition on construction and similar contracts and projects whereby revenue is measured by the percentage of contract/project costs incurred to date to total estimated costs for such contract or project, as implemented in accordance with AICPA Statement of Position (SOP) 81-1, Accounting for Performance of Construction—Type and Certain Production—Type Contracts.

“ Permit ” means permits, licenses, registrations, notifications, franchises, approvals, certificates, variances and other similar rights or authorizations required by and obtained from governments or governmental or quasi-governmental authorities (including, without limitation, the Internal Revenue Service).

“ Person ” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“ Tax ” or “ Taxes ” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee or similar charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due, whether accrued or unaccrued, or otherwise.

“ Tax Return ” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 “ Working Capital Liabilities ” means all (i) accounts payable and all accrued expenses of Seller or related to the Business, (ii) accrued Taxes of Seller or related to the Business, (iii) Seller Employee Benefit Plan payments, payables, claims and obligations, (iv) payables or commitments of Seller to Shareholder or to any of Seller’s or Shareholder’s affiliates; and (v) accrued premiums for maintenance of coverage under all of Seller’s insurance policies to and through the Closing Date, each as determined in accordance with GAAP applied on a consistent basis .

Exhibit A

ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION (the "Assignment"), dated as of the Closing Date, is executed by Subaqueous Services, Inc., a Florida corporation, Seller (the "Assignor"), OMGI Sub, LLC, a Florida limited liability company, Buyer (the "Assignee"), Shareholder, and OMGI.

W I T N E S S E T H :

WHEREAS, pursuant to the Asset Purchase Agreement dated as of February __, 2008, by and among the Assignor, the Assignee, Shareholder and OMGI (the "Agreement"), (i) the Assignor has transferred to the Assignee and the Assignee has acquired the Assumed Contracts; and (ii) the Assignee has assumed the Assumed Liabilities, in each case pursuant and subject to the terms, conditions and provisions of the Agreement;

NOW, THEREFORE, in consideration of the premises set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.         All capitalized terms used in this Assignment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.         The Assignor hereby (and pursuant to the Agreement) assigns and transfers to the Assignee all of its rights, title, interest and benefits in, to and under the Assumed Contracts set forth on Schedule 1 hereto, pursuant and subject to the terms, conditions and provisions of the Agreement. The Assignee hereby assumes (i) only those specific obligations of the Assignor under the Assumed Contracts set forth on Schedule 1 hereto that are included within Assumed Liabilities; and (ii) other Assumed Liabilities, in each case pursuant and subject to the terms, conditions and provisions of the Agreement. Notwithstanding anything in this Assignment or otherwise to the contrary, the Assignee does not assume any responsibility, liability, obligation, or Loss, and the Assignor shall retain and be responsible for all liabilities, obligations and Losses with respect to, arising out of, or related to the Excluded Liabilities.

3.         The Parties and their respective successors and assigns, hereby covenant and agree to sign, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, instruments, transfers and assurances as may be reasonably requested by the in order to assign, transfer, grant, convey and deliver to the Assignee the full and complete benefit of the Assumed Contracts, and to effect the assumption of the Assumed Liabilities, in each case pursuant and subject to the terms, conditions and provisions of the Agreement.

4.         This instrument is executed and delivered pursuant to the terms and conditions of the Agreement, including but not limited to, the representations and warranties made by the Parties therein.

5.         THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FORIDA, WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed and delivered by their respective duly authorized officers as of and on the Closing Date.

Subacqueous Services, Inc.

By:

      Lance Young

      President

Lance Young, individually and as Shareholder

______________________________________

Lance Young

OMGI Sub, LLC

By:

Name:

Title:

Orion Marine Group, LLC

By:

Name:

Title:

1468438.2

Exhibit B

BILL OF SALE

Subacqueous Services, Inc., a Florida corporation ("Seller"), for good and valuable consideration paid to it, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Asset Purchase Agreement dated February __, 2008 (the "Agreement"), between Buyer and OMGI, on the one hand, and Seller and Shareholder, on the other hand, and notwithstanding that the following property may be conveyed by separate and specific transfer documents, by these presents does sell, convey, assign, transfer and deliver, or will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer all of Seller's right, title and interest in and to the Assets, TO HAVE AND TO HOLD such Assets, as a going concern or otherwise, unto Buyer and its successors and assigns to and for its or their use forever, other than the Excluded Assets, subject to and in accordance with the terms of the Agreement.

All capitalized terms not otherwise defined herein shall have the definitions given to such terms in the Agreement.

In addition to and not in limitation or modification of any of the Buyer’s Or OMGI’s rights, remedies, benefits, and interests under or pursuant to the Agreement or at law or in equity, Seller hereby constitutes and appoints Buyer, its successors and assigns, Seller's true and lawful attorney and attorneys, with full power of substitution, in Seller's name and stead, by, on behalf of and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Assets transferred hereunder and to give receipts and release for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, that Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby (or pursuant to the Agreement) sold, conveyed, assigned, transferred, and delivered, or intended so to be, and to do all acts and the things in relation to the Assets transferred hereunder that Buyer, its successors or assigns, shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason whatsoever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed and delivered to Buyer as of and on the Closing Date.

Subacqueous Services, Inc.

By:

                                                                                       Lance Young

   President

Exhibit C

Consulting Agreement

This Consulting Agreement dated February ___, 2008(“Agreement”), is by and between Lance Young (“Consultant”), on the one hand, and OMGI SUB, LLC and Orion Marine Group, Inc. (collectively, “Client”), and is entered into as part of and incident to the transactions contemplated by that certain Asset Purchase Agreement of even date herewith between Client, on the one hand, and Consultant and Subaqueous Services, Inc.(“SSI”), on the other hand (“APA”). Certain capitalized terms as used herein shall have the meanings assigned to such terms in the APA.

Whereas, in order to provide for an efficacious transition with respect to the transfer and future ownership and operation of the Assets purchased by Client from SSI pursuant to the APA, and in order to provide for the future success of the related business, Client desires that Consultant provide certain consulting and related services as set forth herein; and

Whereas, Consultant is willing to provide such consulting services as an independent contractor in accordance with and subject to the terms and conditions of this Agreement;

Now, Therefore, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Consulting Services. At Client’s request, from time to time, during the term of this Agreement, Consultant shall provide consulting services to Client related to the operation of the Assets and the business related thereto, business development activities, and other similar matters. In addition, Consultant will provide other consulting services with respect to particular projects identified by Client at Client’s direction. The particular nature and scope of services will be agreed upon form time to time by the parties. In no event, however, shall Consultant be expected to devote more than twenty (20) hours a week to the provision of services hereunder during the term of this Agreement. In addition, as provided in Section 8.12 of the APA, Consultant shall and shall cause SSI to provide, at Consultant’s and/or SSI’s sole expense, the access and support services referenced therein, in consideration of which, as also provided in Section 8.12, Client shall pay to SSI on the Closing Date the sum of $60,000.

2.         Compensation . As compensation for such services, during the term of this Agreement, Client shall pay to Consultant the amount of $150,000 per year, with such payments being made in equal monthly installments of $12,500.00 at the end of each month during the term of this Agreement; provided that the parties acknowledge and agree that if this Agreement is terminated as provided in Section 6 below, Client’s obligation to compensate Consultant shall be only for that period during which the Agreement is in effect. In addition, Client shall reimburse and/or pay for all reasonable and necessary business expenses of Consultant incurred in connection with Consultant’s provision of services under this Agreement, as provided for and to the extent consistent with Client’s internal policies. For clarity, such reimbursable expenses do not include those incurred by Consultant and/or SSI in connection with the access and support services referenced in Section 1 above and in Section 8.12 of the APA.

3.         Service Standards . Consultant shall perform all such services with all reasonable diligence and in the manner and pursuant to the standards of a highly experienced professional with significant background and experience in the conduct of business generally, and particularly in the conduct of the business related to the ownership and operation of the Assets.

4.         Nature of Relationship . At all times during the term of this Agreement, Consultant shall provide services to Client solely as an independent contractor. Client shall specify the nature and scope of services to be provided from time to time and may provide general direction with respect thereto; however, Consultant shall be solely responsible for the means and manner of performing the services and any work product associated therewith, subject of course to the Service Standards set forth above and Client’s oversight. In no event shall Consultant act as or be an agent of Client or any affiliate of Client, and Consultant shall not hold himself out as such. Consultant shall have no authority to bind the Client or any of its affiliates to any contract, agreement, liability or obligation whatsoever. It is the parties’ intent that the sole relationship established by this Agreement is that of independent contractor and client, and the parties expressly do not intend hereby or otherwise to enter into any other arrangement, including, without limitation, an employment or agency relationship, joint venture, or partnership.

5.         Certain Restrictions . In the performance of services pursuant to this Agreement, Consultant acknowledges and agrees that Consultant is bound by and subject to the confidentiality and non-competition provisions of the APA, Sections 8.6 and 8.11, which provisions are incorporated fully herein by this reference.

6.         Term and Termination . The term of this Agreement shall commence on the date hereof and shall continue for a period of three (3) years; provided that upon thirty (30) days prior written notice, either party may terminate this Agreement at any time, and, at such time, except for the Consultant’s obligations and restrictions referenced in Section 5 above, and the Client’s obligations to pay the compensation and reasonable expenses referenced in Section 2 through the effective date of termination, the parties hereto shall have no further obligations hereunder.

7.         Miscellaneous . This Agreement (i) shall be governed by and construed in accordance with the laws of the State of Florida, regardless of any contrary conflicts-of-law principles; (ii) shall be binding on and enforceable against the parties hereto and their respective successors and assigns (provided that, Consultant may not assign or delegate this Agreement or any part hereof, or any services to be provided hereunder, without the prior written consent of Client); (iii) constitutes the entire agreement of the parties with respect to the particular subject of this Agreement, but is subject to and does not amend or modify in any way, the APA; (iv) shall be construed and interpreted to the greatest possible extent to be enforceable precisely in accordance with its provisions; provided that if any court of competent jurisdiction of arbitration panel declares this Agreement or any part hereof to be invalid or unenforceable in any part or respect, it is the expressed intent of the parties hereto that the Agreement be reformed to render it enforceable in accordance with its original provisions to the greatest possible extenpermitted under applicable law; (v) this Agreement may be executed in counterparts, each of which shall be deemed a fully-executed original; and (vi) except as provided in “(iv)” above, this Agreement can only be amended by a writing signed by both of the parties to this Agreement. Client and Consultant hereby voluntarily consent to the jurisdiction of federal and state courts sitting in Hillsborough County, Florida, but solely with respect to litigation of disputes arising out of or relating to this Agreement, and, solely with respect to such litigation, agree that exclusive and proper venue for such litigation shall be in Hillsborough County, Florida

            In Witness whereof, the each party has caused this Agreement to be executed and delivered by such party or (in the case of Client) a duly authorized representative of  Client, as of the date firs set forth hereinabove.

Consultant:

___________________________________

Lance Young

 Client:

OMGI SUB. LLC

By: _________________________________

Name: ______________________________

Title: _______________________________

Orion Marine Group, Inc.

By: ________________________________

Name: ______________________________

Title: _______________________________

C:\MyFiles\23756\04001\EXHIBIT C CONSULTING AGREE.doc

Exhibit D

February xx, 2008

To:

RE: Project#

Dear Sir:

For purposes of verification, please confirm to us whether or not the following information as of February xx, 2008 is correct:

1. Original Contract Price:                                                         $

2. Total approved change orders                                               $

Contract Price per most current

Pay Estimate as of February xx, 2008                           $

Through invoice #xxxx, Estimate# xx

3. Total billings                                                                         $

            Retention                                                                      $

            Net Billings                                                                   $

4. Total payments                                                                     $

5. Total unpaid balance excluding retention                                $

6. Details of any claims, back charges, disputes, defaults, breaches, failure to perform,  or delays concerning this contract or its performance, including any conditions, circumstances or occurrences that may result in a breach of or failure to perform this contract in accordance with all of its terms and conditions (attach separate document if necessary).

7. Estimated completion date:

8. Required completion date: _________________________

A business reply envelope is enclosed for your convenience.   Please fax the completed confirmation (including any notes on the reverse side hereof and any additional pages) to the following number (xxx) xxx-xxxx), and mail the original signed confirmation to the address provided in the self- addressed envelope.

Very truly yours,

Lance Young

President

Subaqueous Services, Inc.

_____________________________________________________________________________

The above information is:

(     )   Correct                                  (     )   Incorrect (State detail of differences on reverse side.)

By        __________________________________________________________

            Signature                                                         Title                             Date

Exhibit E

TRADEMARKS AND COPYRIGHTS ASSIGNMENT

            This Trademarks and Copyrights Assignment dated as of February, ___ 2008 (this "Assignment"), is entered into by Subaqueous Services, Inc., a Forida corporation ("Assignor"), in favor of OMGI Sub, LLC., a Florida limited liability company, ("Assignee").

            WHEREAS, Assignor and Assignee are parties (with OMGI and Shareholder) to that certain Asset Purchase Agreement dated February ___, 2008 (the "Agreement"), pursuant to which Assignor has agreed to transfer to Assignee the Assets of Assignor including, but not limited to, trademarks, trade names, service marks, labels, logos, trade dress, copyrights, Internet domain names, site addresses, and all other Intellectual Property, and all rights related thereto and interests therein (including goodwill associated therewith), with respect to which Assets Buyer hereby expresses its  "intent-to-use;” and

            WHEREAS, Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreeement;

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby (and pursuant to the Agreement) assign, transfer, set over, and deliver to assignee all of Assignor's right, title, and interest, in and to:

            (i)         all trademarks, trade names, labels, logos, trade dress, copyrights, Internet domain names, site addresses, and all rights related thereto which relate to the Business or are included in the Assets, including, without limitation, the names, trademarks, trade names, and service marks “Subaqueous Services, Inc.”, “Subaqueous Services,” “Subaqueous,” “SSI,” and any other variations thereof, the stylized “S” synbol, all rights of use and other rights with respect thereto, including all copyrights with respect to any thereof, goodwill associated therewith, licenses and sublicenses granted or obtained with respect thereto and rights there under, rights, remedies and Claims with respect to infringements thereof by any Person, and rights to protection of interests and rights therein under the laws of all jurisdictions, including all registrations and applications thereof or therefor, all registrations which may be granted in respect of such applications, all renewals of such registrations, and all common law rights therein;

            (ii)        the goodwill of the Business symbolized by such trademarks, trade names, service marks and trade dress, and other Intellectual Property; and

            (iii)       all  rights, interests, benefits, and remedies corresponding to any of the foregoing throughout the world.

            From time to time after the date hereof, at the request of any Party, and at the expense of the Party so requesting, the other Parties shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

Assignor also hereby authorizes and requests the issuing authority to issue any and all United States and foreign trademarks and copyrights as set forth herein to the Assignee; and

            This Assignment shall be binding on the heirs, assigns, representatives and successors of the undersigned and extend to the successors, assigns and nominees of the Assignee.

            IN WITNESS WHEREOF, the undersigned has caused this Assignment to be duly executed and delivered as of and on the Closing Date.

                                                            Subacqueous Services, Inc.

                                                            By:

                                                                    Lance Young

                                                                    President

Acknowledged and Accepted:

OMGI Sub, LLC

By:

Name:

Title:

STATE OF _______               §

COUNTY OF             ______            §

            On this ___ day of February, 2008, before me, the undersigned, a Notary Public within and for said County and State, personally appeared Lance Young, to me personally known, who being by me duly sworn, did say that he is the President of Subaqueous Services, Inc., that the seal affixed to the foregoing instrument is the corporate seal of said corporation, that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said President acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at my office in _____________ County, _____________, the day and year last above written.

Notary Public in and for Said County and State

(Type, print or stamp the Notary's name below his or her signature.)

My Commission Expires:

1468409.1

Exhibit F Purchase of Subaqueous Services Assets
Exhibit F---ALLOCATION OF PURCHASE PRICE: PP&E	$18,500,000
Intangible-contracts	$ 7,000,000
Intangible-non-compete	$ 100,000
Goodwill	$ 9,400,000
$35,000,000